Exhibit 10.1

EXECUTION COPY

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This SEVENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), made and entered into as of July 10, 2009, is by and between Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the “Borrower”), the Lenders party to the Credit Agreement (as defined below), and WB QT, LLC, a Delaware limited liability company, a Lender and as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

1. The Lenders, the Agent and the Borrower entered into a Credit Agreement dated as of January 31, 2007, as amended by a First Amendment to Credit Agreement dated as of September 13, 2007, a Second Amendment to Credit Agreement dated as of November 6, 2007, a Waiver and Agreement dated as of December 14, 2007, a Third Amendment to Credit Agreement dated as of January 16, 2008, a Fourth Amendment to Credit Agreement dated as of May 30, 2008, a Fifth Amendment to Credit Agreement, dated as of March 12, 2009, and a Sixth Amendment to Credit Agreement, dated as of May 27, 2009 (as so amended, the “Credit Agreement”); and

2. The Borrower desires to amend certain provisions of the Credit Agreement, and the Lenders have agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:

Section 1. Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context shall otherwise require.

Section 2. Amendments. The Credit Agreement is hereby amended as follows:

2.1 Definitions. Section 1.1 of the Credit Agreement is amended by amending the following definitions in their entireties:

“Maturity Date” shall mean August 31, 2010 with respect to the Term Loan, January 16, 2015 with respect to the Term Loan B and August 31, 2010 with respect to the Term Loan C.

“Term Loan B Payment Amount” shall mean the principal amount demanded by the Agent pursuant to Section 2.3(a)(i) or called by the Borrower pursuant to Section

2.3(a)(ii) multiplied by the greater of (A) 1 and (B) 1.5, as Adjusted, multiplied by the lesser of (x) the Volume-Weighted Average Price for the common stock of the Borrower for Term Loan B VWAP Measurement Period and (y) $3.50, as Adjusted.

“Term Loan B Stock Delivery Date’ is defined in Section 2.3(a).

“Term Loan B VWAP Measurement Period” shall mean the five (5) Business Days immediately prior to a Term Loan B Payment Date.

“Term Loan C Payment Date” is defined in Section 2.3(c).

Section 1.1 of the Credit Agreement is further amended by adding the following definitions thereto to read in their entireties as follows:

“Call Notice Period” is defined in Section 2.3(a).

“Demand Notice Period” is defined in Section 2.3(a).

“First Call Date” means January 16, 2012.

“Opinion of Counsel” shall mean a written opinion of counsel in form and substance reasonably satisfactory to the Borrower.

“Seventh Amendment Effective Date” shall mean July 10, 2009.

“Term Loan Convertible Promissory Note” is defined in Section 2.3(b).

“Term Loan B Payment Date” is defined in Section 2.3(a).

“VWAP” shall mean the Volume-Weighted Average Price of the common stock of the Borrower for any given measurement period.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness. Section 2.3 of the Credit Agreement is amended to read in its entirety as follows:

(a) Term Loan B. The Borrower hereby unconditionally promises to pay to Agent for the account of each Lender the Term Loan B Payment Amount as follows:

(i) On demand by the Agent to the Borrower, which first demand may be made no earlier than five (5) days prior to January 16, 2010. If such demand is made prior to the First Call Date, then the Agent shall provide the Borrower with five (5) days notice (“Demand Notice Period”) of the principal amount so demanded. If such demand is made on or after the First Call Date, then the Demand Notice Period shall be thirty (30) days.

(ii) On or after the First Call Date, the Borrower shall have the right to call all or part of the amount due under the Term Loan B by providing the Agent with thirty (30) days notice (“Call Notice Period”) of the principal amount being called.

(iii) Except as otherwise provided below with respect to payments in stock, payments of the Term B Payment Amount, whether on account of demand by the Agent under Section 2.3(a)(i) or call by the Borrower under Section 2.3(a)(ii), shall be made within three (3) Business Days following expiration of the Demand Notice Period or Call Notice Period, as applicable (the “Term Loan B Payment Date”).

(iv) On the Maturity Date for the Term Loan B, the entire unpaid principal balance of the Term B Note and all unpaid interest accrued thereon shall also be fully due and payable.

Notwithstanding anything to the contrary in this Agreement, amounts due under Sections 2.3(a)(i) and 2.3(a)(ii) may, at the option of the Borrower, be made in common stock of the Borrower subject to the satisfaction of the conditions in the immediately following sentence. When making any payment under Section 2.3(a)(i) using common stock of the Borrower, the value of each such share of stock shall be determined based on the Volume-Weighted Average Price for such stock during the Term Loan B VWAP Measurement Period; provided, that no payment under Section 2.3(a)(i) may be made using common stock of the Borrower unless the following conditions have been satisfied: (A) prior to expiration of the Demand Notice Period or Call Notice Period, as applicable, the Borrower shall have given the Agent notice of its intention to make such payment using common stock, which notice shall be irrevocable; (B) the common stock used for payment shall be immediately transferable without restriction, subject to applicable securities laws, provided that prior to the Term Loan B Payment Date, Borrower has provided the Borrower with a certificate customary for sales under Rule 144 and an Opinion of Counsel in form and substance reasonably acceptable to the Borrower opining that Borrower may immediately sell such shares in accord with Rule 144 (and if such opinion and certificate is not received by the Borrower prior to the Term Loan B Payment Date and the Borrower does not have an effective shelf registration statement on file with the SEC with sufficient availability thereunder, then shares issued in payment will be restricted shares or Lenders may instead choose to require the Borrower to add such payment to the outstanding principal amount by providing the Borrower with written notice thereof at least one (1) Business Day prior to the Term Loan B Payment Date); (C) the common stock used for payment shall be delivered to the Agent within three (3) Business Days following the Term Loan B Payment Date (“Term Loan B Stock Delivery Date”); (D) if a demand or call is made after the First Call Date, then the Volume-Weighted Average Price during the Term Loan B VWAP

Measurement Period must be equal to or greater than $0.50 per share (this condition (D) does not apply to any payments required to be made prior to the First Call Date and the Borrower shall be free to use its shares for those payments without regard to the Volume-Weighted Average Price); and (E) with respect to any call by the Borrower, the maximum amount that the Borrower may pay using shares shall be limited to $2,000,000 during any ten (10) Business Day period. In the event common stock satisfying the requirements in the immediately preceding sentence is not delivered on or before the Term B Stock Delivery Date after notice has been given by the Borrower pursuant to clause (A) of such sentence and the conditions set forth in clause (B) above have been satisfied, any amounts unpaid as a result thereof shall bear interest at the interest rate determined pursuant to Section 2.6 plus two percent (2%) through the last day of the month in which such shares are delivered.

(b) Term Loan. As of the date hereof, the Term Loan, including the entire unpaid principal balance of the Term Advance and all unpaid interest and accrued interest thereon, issued under the Credit Agreement shall be deemed to be reduced to zero, and the entire amount of such Term Loan, including the entire unpaid principal balance of the Term Advance and all unpaid interest and accrued interest thereon, shall be deemed to be exchanged into a $6,639,058 Convertible Promissory Note (the “Term Loan Convertible Promissory Note”) issued by the Borrower to the Agent (as the sole Lender with respect to such Term Loan) as of the date hereof.

(c) Term Loan C. The Borrower hereby unconditionally promises to pay to Agent for the account of each Lender the Accreted Principal Amount as of this Seventh Amendment Effective Date or, if less, the outstanding principal balance of the Term Loan C Advance as follows:

(i) $2,500,000 on August 1, 2009 and monthly installments of $1,250,000, commencing on September 1, 2009 and continuing on the first day of each month thereafter until the Term Loan C is paid in full;

(ii) All prepayments of principal with respect to the Term Advance must be paid in cash and shall be applied to the most remote principal installation or installations then unpaid; and

(iii) On the applicable Maturity Date, the entire unpaid principal balance of the Term C Notes and all unpaid interest accrued thereon shall also be fully due and payable in cash only.

Each payment date stated in (i) and (iii) above are hereinafter referred to as a “Term Loan C Payment Date”).

Notwithstanding anything to the contrary in this Agreement, amounts due under Section 2.3(c)(i) may, at the option of the Borrower, be made in common stock of the Borrower subject to the satisfaction of the conditions in the immediately following sentence. When making any payment under Section 2.3(c)(i) using common stock of the Borrower, the value of each such share of stock shall be determined based on ninety-five percent (95%) of the lower of (i) the Volume-Weighted Average Price for such stock for the five (5) Business Days immediately prior to the date such payment is due pursuant to Section 2.3(c)(i) (the “Term Loan C VWAP Measurement Period”) and (ii) the closing price of the stock on the day immediately preceding the Term C Loan Payment Date; provided, that no payment under Section 2.3(c)(i) may be made using common stock of the Borrower unless the following conditions have been satisfied: (A) the Borrower shall have given the Agent notice of its intention to make such payment using common stock, which notice shall be irrevocable, no later than three (3) Business Days prior to the Term Loan C Payment Date and (B) the common stock used for payment shall be immediately transferable without restriction, subject to applicable securities laws, provided that prior to the Term Loan C Payment Date, Borrower has provided Company with a certificate customary for sales under Rule 144 and an Opinion of Counsel in form and substance acceptable to the Borrower opining that Borrower may immediately sell such shares in accord with Rule 144 (and if such opinion and certificate is not received by the Borrower prior to the Term Loan Payment Date and the Borrower does not have an effective shelf registration statement on file with the SEC with sufficient availability thereunder, then shares issued in payment will be restricted shares or Lenders may instead choose to require the Borrower to add such payment to the outstanding principal amount by providing the Borrower with written notice thereof at least one (1) Business Day prior to the Term Loan C Payment Date, in which case it shall be due on the Maturity Date)(C) if the Volume-Weighted Average Price for such stock is less than $0.50 per share, the Lenders may instead choose to require Company to add such payment to the outstanding principal amount by providing the Borrower with written notice thereof at least one (1) Business Day prior to the Term Loan C Payment Date, in which case it will be due on the Maturity Date; and (D) the common stock used for payment shall be delivered to the Agent within three (3) Business Days following the Term Loan C Payment Date (“Term Loan C Stock Delivery Date”). In the event common stock satisfying the requirements in the immediately preceding sentence is not delivered on or before the Term Loan C Stock Delivery Date after notice has been given by the Borrower pursuant to clause (A) of such sentence and each of the other conditions in clauses (B), (C) and (D) has been satisfied, any amounts unpaid as a result thereof shall bear interest at the interest rate determined pursuant to Section 2.6(c) plus two percent (2%) through the last day of the month in which such shares are delivered. Notwithstanding anything in this Section 2.3(c) to the contrary, in the event the Borrower at the time of a Term Loan C Payment Date is not able to make a payment under Section 2.3(c)(i) using common stock of the Borrower under the Marketplace Rules of the Nasdaq Stock Market, any principal payment due on such Term Loan C Payment Date shall be due and payable on the Maturity Date.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to the appropriate lending office of such Lender resulting from the Term Advance, the Term Loan B Advance and the Term Loan C Advance made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.

(e) The Agent shall maintain the Register pursuant to Section 11.8(f), and a subaccount therein for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of the Term Loan Advance, the Term Loan B Advance and the Term Loan C Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Term Loan Advance, the Term Loan B Advance and the Term Loan C Advance and (iii) both the amount of any sum received by the Agent hereunder from the Borrower in respect of the Term Loan Advance, the Term Loan B Advance and the Term Loan C Advance and each Lender’s share thereof.

(f) The entries made in the Register and the accounts of each Lender maintained pursuant to paragraphs (d) and (e) of this Section 2.3 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Term Loan Advance, the Term Loan B Advance and the Term Loan C Advance (and all other amounts owing with respect thereto) made to the Borrower by the Lenders in accordance with the terms of this Agreement.

(g) The Borrower agrees that, upon written request to the Agent (with a copy to the Borrower) by any Lender, the Borrower will execute and deliver, to such Lender, at the Borrower’s own expense, a Note evidencing the outstanding the Term Loan B Advance, a Note evidencing the outstanding Term Loan Advance and a Note evidencing the outstanding Term Loan C Advance owing to such Lender.

(h) The Borrower may not issue, in order to make payments under Sections 2.3(a)(i), (b)(i) and (c)(i) using common stock of the Borrower, common stock in violation of the Marketplace Rules of the Nasdaq Stock Market.

2.3 Optional Prepayment. Section 2.8 of the Credit Agreement is amended to read in its entirety as follows:

2.8 Optional Prepayment. The Borrower may prepay all or part of the outstanding principal of the Term Loan Advance at any time without premium or penalty. The Borrower may prepay all or part of the outstanding principal of the Term Loan C Advance at any time without premium or penalty. All prepayments must be made in cash.

Section 3. Effectiveness of Amendments. The amendments contained in this Amendment shall become effective upon delivery by the Borrower of, and compliance by the Borrower with, the following:

3.1 This Amendment, duly executed by the Borrower.

3.2 Issuance of the Term Loan Convertible Promissory Note, that certain $3,000,000 Convertible Promissory Note and that certain $7,171,441 Second Amended and Restated Convertible Promissory Note, each dated the date hereof and issued by the Borrower to the Agent.

3.3 Certified copies of all documents evidencing any necessary corporate action, consent or governmental or regulatory approval (if any) with respect to this Amendment.

3.4 The Borrower shall have satisfied such other conditions as specified by the Agent, including payment of all unpaid legal fees and expenses incurred by the Agent through the date of this Amendment, in connection with the Credit Agreement and the Amendment Documents.

Section 4. Representations, Warranties, Authority, No Adverse Claim.

4.1 Reassertion of Representations and Warranties, No Default. The Borrower hereby represents that, on and as of the date hereof and after giving effect to this Amendment, (a) all of the representations and warranties contained in the Credit Agreement are true, correct and complete in all material respects as of the date hereof as though made on and as of such date, except for those representatives and warranties that were expressly made only as of a specific date and changes permitted by the terms of the Credit Agreement and except with respect to those representations and warranties which are qualified as to materiality in which case such specific materiality qualifiers shall apply, and (b) there will exist no Default or Event of Default under the Credit Agreement as amended by this Amendment on such date which has not been waived by the Lenders.

4.2 Authority, No Conflict, No Consent Required. The Borrower represents and warrants that the Borrower has the power and legal right and authority to enter into the Amendment Documents and has duly authorized as appropriate the execution and delivery of the Amendment Documents and other agreements and documents executed and delivered by the Borrower in connection herewith or therewith by proper corporate action, and none of the Amendment Documents nor the agreements contained herein or therein contravenes or constitutes a default under any agreement, instrument or indenture to which the Borrower is a party or a signatory or a provision of the Borrower’s Certificate of Incorporation, Bylaws or any other agreement or requirement of law, or result in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Lenders. The Borrower represents and warrants that no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of the Amendment Documents or other agreements and documents executed and delivered by the Borrower in connection therewith or the performance of obligations of the Borrower therein described, except for those which the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Lenders.

4.3 No Adverse Claim. The Borrower warrants, acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof which would give the Borrower a basis to assert a defense, offset or counterclaim to any claim of the Lenders with respect to the Obligations.

Section 5. Affirmation of Credit Agreement; Further References; Affirmation of Security Interest. Each Lender and the Borrower each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended and shall refer to the Credit Agreement as amended by this Amendment. The Borrower confirms to the Lenders that the Obligations are and continue to be secured by the security interest granted by the Borrower in favor of the Lenders under the Security Agreement, the Pledge Agreement and the Mortgage, and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrower under such documents and any and all other documents and agreements entered into with respect to the obligations under the Credit Agreement are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Borrower.

Section 6. Merger and Integration; Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.

Section 7. Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, the other Amendment Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 8. Successors. The Amendment Documents shall be binding upon the Borrower and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lenders and the successors and assigns of the Lenders.

Section 9. Legal Expenses. Except as set forth in the succeeding sentence, the Agent waives any right to be reimbursed pursuant to Section 11.5 of the Credit Agreement for the expenses incurred in connection with the negotiation, preparation and execution of the Amendment Documents and all other documents negotiated, prepared and executed in connection with the Amendment Documents. Notwithstanding the foregoing, the Borrower agrees to reimburse the Agent, upon execution of this Amendment, for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses of Dorsey & Whitney LLP, counsel for the Agent) incurred in enforcing the obligations of the Borrower under the Amendment Documents, which obligations of the Borrower shall survive any termination of the Credit Agreement.

Section 10. Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 11. Counterparts. The Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and either party to the Amendment Documents may execute any such agreement by executing a counterpart of such agreement.

Section 12. Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

BORROWER:

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ W. Brian Olson

Name:	W. Brian Olson

Title:	Chief Financial Officer

LENDER:

WB QT, LLC

By:	/s/ Andrew Redleaf

Name:	Andrew Redleaf

Title:	Chief Executive Officer